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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated January 15, 2013 with respect to the audited consolidated financial statements of FONU2, Inc. for the nine months ended September 30, 2012 and twelve months ended December 31, 2011.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

April 12, 2013